UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Transcript of
Annual Meeting Page Welcome Video by
Muhtar Kent, Chairman and Chief Executive Officer of
The Coca-Cola Company

Hello, and welcome to our 2015 Annual Meeting Page for the Company website. This year’s annual meeting will be held on April 29th in our hometown of Atlanta, starting at 11:00 a.m.

As a shareowner in The Coca-Cola Company, your voice is absolutely critical to our future.

This page is designed to give you a convenient, accessible and informative channel to engage with our company. Here, you are able to view our company’s proxy materials, vote through the Internet and also submit questions for the Annual Meeting in advance, which I would encourage you to do. You can also learn more about our Company and will be able to access a live webcast of the meeting from this page. And like last year, you have the opportunity to submit written and video-taped questions in advance for the Annual Meeting.

Before this year’s meeting, I would encourage you to sign and return your proxy card or voting instruction form, use telephone or Internet voting, or click on a voting link on this page to vote your shares. As always, your proxy statement contains all of the items on which we are asking you to cast a vote.

I certainly hope you will join me, our Board of Directors, and many of our associates in Atlanta for the meeting. But if you are unable to attend, I hope you will watch the meeting on our live webcast as well as submit a question in advance for consideration.

As always, thank you for your investment and thank you for your confidence in our business.